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                                     [LETTERHEAD]


FOR IMMEDIATE RELEASE
December 3, 1996



                UNITED WISCONSIN SERVICES, INC. COMPLETES ACQUISITION
                       OF AMERICAN MEDICAL SECURITY GROUP, INC.



    Milwaukee, WI - United Wisconsin Services, Inc. (NYSE: UWZ) announced that it has completed its merger with American Medical Security Group, Inc. (AMS). UWZ said that substantially all of the business formerly conducted by AMS will be operated by American Medical Security Holdings, Inc. (AMSH), a wholly owned subsidiary of United Wisconsin Services.

    As previously announced, the consideration paid by UWZ in the merger is $67.0 million in cash and 3,694,280 newly issued shares of UWZ common stock. In connection with the merger, UWZ announced that Samuel V. Miller will be President and Chief Executive Officer of AMSH and will oversee the former AMS operations. As Executive Vice President of UWZ, Miller has been responsible for UWZ's interest in AMS.

    Miller has an extensive background in the financial services and insurance industries. Prior to joining United Wisconsin Services, Miller worked for The Travelers Group as Senior Vice President and Chairman and Group Chief Executive of its Canadian and New York operations. From 1987 to 1994, Miller served as President and Chief Executive Officer of Amex Life Assurance Co., a subsidiary of the American Express Company.

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United Wisconsin Services Completes Merger with AMS - Add One

Decemeber 3, 1996

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    Wallace J. Hilliard and Ronald A. Weyers, founders and major stockholders of AMS, will be members of the Board of Directors of AMSH and will serve as Chairman and Vice Chairman of AMSH, respectively.

    American Medical Security Holdings, Inc. administers health plans underwritten by United Wisconsin Life Insurance Company and United Wisconsin Insurance Company. These plans are primarily sold to small businesses and individuals. AMSH serves 1.1 million individuals for its health and supplementary products in 33 states and Washington, D.C.

UNITED WISCONSIN SERVICES, INC.

    United Wisconsin Services, Inc. is a leading managed care company with the largest health maintenance organization (HMO) membership in Wisconsin, significant small group preferred provider (PPO) products, and substantial operations in specialty managed care products and services, including a large dental HMO, as well as life, workers' compensation, managed mental health services, and other businesses.

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